EXHIBIT 99.1

Atheros Communications Announces Q2 2005 Results

Revenue, EPS and Gross Margins at High End of Guidance

Santa Clara, Calif. – July 25, 2005 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced financial results for the second quarter of 2005, ended June 30, 2005.

Revenue in the second quarter was $43.4 million, up five percent from the $41.2 million reported in the first quarter. Gross margins in the second quarter were 41.6 percent, compared with 44.5 percent in the first quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), the company recorded a second quarter net loss of $216,000, or $0.00 per diluted share. This compares with GAAP net income of $1.7 million, or $0.03 per diluted share in the first quarter of fiscal 2005.

Total cash and investments increased $5.2 million to $164.1 million at June 30, 2005, compared with $158.9 million reported at March 31, 2005.

Atheros reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of the amortization of stock-based compensation. In the second quarter of 2005, non-GAAP net income was $401,000, or $0.01 per diluted share, compared with non-GAAP net income of $2.1 million, or $0.04 per diluted share, in the first quarter of fiscal 2005.

“Our wireless LAN (WLAN) business was strong in the second quarter as demonstrated by our sequential revenue growth and the significant increase in WLAN units shipped over Q1,” said Craig Barratt, president and CEO of Atheros. “In addition, we achieved important design wins for our Radio-on-Chip for Mobile (ROCm™) solution for a variety of low-power consumer products and we expect significant revenue from these products to begin in 2006. Our single-chip PCI Express WLAN solutions have been sampling with customers since the first quarter, and we continue to expect volume production of these products in the second half of the year.

“In late Q2, we began initial shipments of our AR1900 single-chip cellular solution into the Chinese PAS/PHS cellular market, and we remain on track to generate at least $10 million of revenue from this product in the second half of 2005,” said Barratt. “We have multiple handset design wins for this industry-first, single-chip solution, and we are confident that it will be a significant revenue contributor in 2006.”

Technology Highlights

•	The company announced its first ROCm solutions. These single-chip WLAN solutions deliver the robust, high-throughput performance of Atheros data- and video-networking products plus the characteristics required for integration in mobile devices: low power consumption, small form factor and low-overhead on the host device. The ROCm solutions are ideal for consumer products such as dual-mode cellular phones, Voice over Internet Protocol (VoIP) handsets, MP3 portable media players, digital still/video cameras and gaming consoles.

•	Atheros announced the world’s first complete single-chip 802.11a/g and 802.11g PCI Express WLAN solutions. These chips integrate an entire WLAN solution in a low-cost digital CMOS design, and enable next-generation wireless multimedia applications in ultra-compact notebook and desktop PCs by supporting PCI Express’ compact design and high-speed interconnect performance.

•	Atheros announced that it now offers its JumpStart for Wireless™ security configuration software on a no-fee, open-source basis. JumpStart for Wireless software allows users to install, configure and secure wireless networking equipment with just three mouse clicks.

Customer Highlights

•	Lenovo Networks launched a high performance 802.11g router based on Atheros’ WLAN technology, and will bundle it with its latest Yang Tian series of desktop PCs.

•	Atheros announced that it has teamed with China Netcom Broadband Corporation, Ltd., the leading broadband service provider in China, in the joint development of high-bandwidth WLAN services to support data, video and Voice-over-WLAN applications. The Atheros single-chip 802.11g access point solution will be featured in new China Netcom Broadband Corporation, Ltd. access points and routers, providing improved wireless connectivity for businesses and consumers throughout China.

•	NEC Corp., the leading supplier of PCs in Japan, launched 12 new laptop models that use Atheros’ dual-band 802.11a/g WLAN solution with Super AG® and eXtended Range (XRTM) capabilities.

•	Atheros announced that its industry-leading 802.11a/g technology is featured in ICOM Inc.’s recently introduced access point and router, which support WLAN and wireless VoIP networking.

•	The AR5005UX WLAN chipset is now featured in new 802.11a/g USB2.0 network adapters from I-O Data Device, Inc. and NEC Access Technica, Ltd. These adapters are the first USB2.0 WLAN products in Japan to support 802.11a, 802.11g and 802.11b networks, as well as the popular Atheros Super AG performance enhancement technology.

•	AIRAYA Corp. selected Atheros technology for its series of WirelessGRIDTM bridges for public safety applications. The products enable secure, high-performance wireless multipoint and backhaul networks in the newly allocated homeland security and public safety 4.9GHz band.

•	Livedoor Co., Ltd., a popular Internet service provider and web portal in Japan, is launching a new public WLAN service, called D-cubic, which incorporates Atheros XR and Super G® performance enhancement features.

•	Aruba Networks, Strix systems and Tropos announced products based on Atheros technology targeting large outdoor campus and metro-area WiFi networks.

New Vice President of Marketing

In a separate release today, the company announced that it has appointed Todd Antes as its vice president of marketing. Antes has extensive experience in senior management roles in the wireless networking and cellular industries, including 10 years at Philips Semiconductors.

Conference Call

Atheros will broadcast its second quarter 2005 financial results conference call today, Monday, July 25, 2005, at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

To listen to the call, please dial (630) 395-0018 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-1432.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer, networking equipment and handset manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

NOTE: Atheros, the Atheros logo, Super G, Super AG, ROCm, JumpStart for Wireless and Atheros XR are trademarks of Atheros Communications, Inc.

Note on Forward-Looking Statements

Except for the historical information contained in this press release, the matters set forth in this press release, including but not limited to the features, capabilities and performance of our products; the expected revenues from the AR1900 product in the second half of 2005 and in 2006; the expected significant revenues from our ROCm products beginning in 2006; the expected timing of volume production of our PCI Express products; and the introduction of Atheros’ products in various customers’ products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether we are successful in marketing and selling our AR1900 product, ROCm products and PCI Express products; unforeseen defects in new products upon volume production and broad deployment; whether our cellular customers are successful; whether PHS continues to grow and be a successful cellular technology; the extent of growth in the mobile consumer products market; whether the stated customers continue to incorporate our chipsets in their products; the effects of competition and pricing pressures; difficulties in development of new and enhanced products; the rate of growth of wireless telecommunications markets; variability in quarterly operating results of Atheros and its customers; general economic conditions; and other risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenue	$43,374	$46,593	$84,607	$89,692

Cost of goods sold	25,329	23,347	48,196	47,415

Gross profit	18,045	23,246	36,411	42,277

Operating expenses:
Research and development	11,700	10,496	22,464	20,221
Sales and marketing	4,445	4,159	8,453	7,660
General and administrative	2,424	2,063	4,573	4,293
Stock-based compensation	617	1,024	1,071	2,140

Total operating expenses	19,186	17,742	36,561	34,314

Income (loss) from operations	(1,141)	5,504	(150)	7,963
Interest income, net	1,126	470	2,098	623
Income taxes	(201)	(452)	(495)	(685)

Net income (loss)	$(216)	$5,522	$1,453	$7,901

Basic earnings (loss) per share	$0.00	$0.12	$0.03	$0.20

Diluted earnings (loss) per share	$0.00	$0.10	$0.03	$0.15

Shares used in computing basic and non-GAAP basic earnings (loss) per share (*)	48,672	46,499	48,382	38,637

Shares used in computing diluted earnings (loss) per share	48,672	53,799	53,440	51,015

Shares used in computing non-GAAP diluted earnings per share(*)	53,050	53,799	53,440	51,015

Non-GAAP net income (*)	$401	$6,546	$2,524	$10,041

Non-GAAP basic earnings per share (*)	$0.01	$0.14	$0.05	$0.26

Non-GAAP diluted earnings per share (*)	$0.01	$0.12	$0.05	$0.20

	Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
GAAP net income (loss)	$(216)	$5,522	$1,453	$7,901

Stock-based compensation	617	1,024	1,071	2,140

Non-GAAP net income	$401	$6,546	$2,524	$10,041

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:

Cash, cash equivalents and marketable securities	$164,130	$154,485
Accounts receivable, net	27,135	29,750
Inventory	18,105	15,215
Prepaid expenses and other current assets	4,887	3,611

Total current assets	214,257	203,061

Property and equipment, net	4,845	2,757
Other assets	455	545

	$219,557	$206,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$40,377	$33,022

Long-term liabilities	875	301

Stockholders’ equity	178,305	173,040

	$219,557	$206,363